Exhibit 99.1

Contact:	Peter W. Keegan
Chief Financial Officer
(212) 521-2950
Darren Daugherty
Investor Relations
(212) 521-2788
Candace Leeds
Public Affairs
(212) 521-2416

LOEWS CORPORATION ANNOUNCES PRELIMINARY RESULTS

OF LORILLARD EXCHANGE OFFER AND PRELIMINARY PRORATION FACTOR

REDEMPTION OF CAROLINA GROUP STOCK COMPLETED

NEW YORK, June 10, 2008—Loews Corporation (NYSE:LTR) today announced the preliminary results of the offer to its stockholders to exchange shares of Loews common stock for shares of Lorillard, Inc. common stock (NYSE: LO) held by Loews. The exchange offer expired at 12:00 midnight, New York City time, on June 9, 2008.

According to the exchange agent, Mellon Investor Services LLC, a total of 173,449,763 shares of Loews common stock were tendered for exchange and not withdrawn prior to the expiration of the exchange offer, including 76,032,420 shares tendered by guaranteed delivery procedures. Loews will accept 93,492,857 shares of Loews common stock in exchange for 65,445,000 shares of Lorillard common stock, reflecting an exchange ratio of 0.70.

Because more than 93,492,857 shares of Loews common stock have been tendered, the exchange offer is oversubscribed and Loews will only be able to accept a portion of the shares of Loews common stock that were validly tendered, on a pro rata basis in proportion to the number of shares tendered. Stockholders who owned less than 100 shares of Loews common stock, or an “odd-lot,” who have validly tendered all of their shares will not be subject to proration if they so elected in accordance with the terms of the exchange offer.

Based on the total number of shares of Loews common stock reported to be tendered prior to the expiration of the exchange offer, it is estimated that approximately 53.5% of the tendered Loews common stock will be accepted for exchange (assuming all shares tendered by guaranteed delivery procedures are delivered under the terms of the exchange offer). This preliminary proration factor is subject to change based on, among other things, the number of tendered shares which satisfy the guaranteed delivery procedures. Stockholders who tendered their shares by delivering a notice of guaranteed delivery on or before June 9, 2008 prior to the expiration of the exchange offer must deliver the related shares and required documents to the exchange agent by no later than 4:00 p.m., New York City time, on Thursday, June 12, 2008.

Loews expects to announce the final proration factor and its acceptance of validly tendered shares of Loews common stock promptly following the expiration of the guaranteed delivery period and confirmation that the conditions to the offering have been satisfied or waived. Shares of Loews common stock tendered but not accepted for exchange will be credited to the tendering holder’s account in book-entry form promptly after the final proration factor is announced.

Shares of Lorillard common stock to be distributed pursuant to the terms of the exchange offer will be credited in book-entry form to accounts of the tendering holders by the exchange agent promptly after the final proration factor is announced. Under the terms of the exchange offer, no fractional shares of Lorillard common stock will be distributed. Instead, fractional shares will be aggregated and sold, and the net cash proceeds of such sale will be distributed promptly to tendering stockholders in accordance with their fractional interests in the shares sold.

Loews offered to exchange 0.70 of a share of Lorillard common stock for each share of Loews common stock validly tendered and not properly withdrawn, up to an aggregate of 93,492,857 shares of Loews common stock. Because the exchange offer was oversubscribed, all shares of Lorillard common stock owned by Loews will be exchanged in the exchange offer and no Lorillard shares will be distributed as a pro rata dividend to Loews stockholders.

Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are serving as co-dealer managers for the exchange offer.

Redemption of Carolina Group Stock

Loews also announced that, as of 9:00 a.m. today, it is redeeming all 108,478,429 outstanding shares of its Carolina Group stock in exchange for 108,478,429 shares of Lorillard common stock, or approximately 62% of Lorillard’s outstanding common stock. Holders of Carolina Group stock received one share of Lorillard common stock for each share of Carolina Group stock they owned. Shares of Lorillard common stock will begin trading today on the New York Stock Exchange under the symbol “LO.”

About Loews

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA); Diamond Offshore Drilling, Inc. (NYSE: DO); HighMount Exploration & Production LLC; Boardwalk Pipeline Partners, LP (NYSE: BWP); and Loews Hotels.

About Lorillard

Lorillard, Inc. is engaged, through its subsidiaries, in the production and sale of cigarettes. The principal cigarette brand names of Lorillard are Newport, Kent, True, Maverick and Old Gold. Lorillard’s largest selling brand is Newport, the second largest selling cigarette brand in the United States and the largest selling brand in the menthol segment of the U.S. cigarette market.

Additional Information

Stockholders of Loews are advised to read Loews’s Tender Offer Statement on Schedule TO, Lorillard’s Registration Statement on Form S-4 and the Prospectus – Offer to Exchange included as part of the Registration Statement, as well as any other documents relating to the exchange offer that are filed with the SEC when they become available because they contain important information. Stockholders of Loews may obtain copies of these documents for free at the SEC’s website at www.sec.gov. This announcement is for informational purposes only and is neither an offer to buy any securities or a recommendation as to whether you should participate in the exchange offer. The offer is made solely by the Prospectus – Offer to Exchange and related letter of transmittal.

Loews has retained Innisfree M&A Incorporated as the Information Agent for the exchange offer. Stockholders may contact the Information Agent at (877) 717-3925 (toll-free in the United States or Canada) or at (412) 232-3651 (elsewhere) to obtain copies of the Prospectus – Offer to Exchange and related documentation or to ask questions about the terms of the exchange offer. Banks and brokers having questions about the exchange offer should call the Information Agent at (212) 750-5833.

Loews has retained Mellon Investor Services LLC as the Redemption Agent for the redemption of Carolina Group stock. Stockholders may contact the Redemption Agent at (877) 277-8027 in the U.S., Canada or Puerto Rico or (201) 680-6579 (collect) outside the U.S. to obtain copies of the Information Statement – Prospectus and related documentation or to ask questions about the Redemption.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events to differ materially from those described. Important factors that could cause actual events to differ from those described include, but are not limited to, satisfaction of the conditions to completion of the exchange offer. Therefore, no assurance can be given that the transactions described herein will be consummated on the currently proposed terms or otherwise. Loews expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

# # #